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                                                                  ATTACHMENT 77M

                                     MERGER

     On April 8, 1999, special meetings of contract owners of Franklin Life Variable Annuity Fund A ("Fund A"), Franklin Life Variable Annuity Fund B ("Fund B"), and Franklin Life Money Market Variable Annuity Fund C ("Fund C") were held. At the special meetings, an Agreement and Plan of Reorganization was approved whereby, effective April 30, 1999, Fund A (1) was renamed Franklin Life Variable Annuity Fund and restructured as a unit investment trust comprising three investment divisions and (2) was combined with Fund B and Fund C. The three investment divisions (Subaccount A, Subaccount B, and Subaccount C) correspond to the former Fund A, Fund B, and Fund C, respectively, and invest exclusively in shares of either the Stock Index Fund or the Money Market Fund of the American General Series Portfolio Company.

     On June 4, 1999, Forms N-8F were filed with the SEC to deregister Fund B (File No. 811-2110) and Fund C (File No. 811-3289) as investment companies.

     The Franklin Life Insurance Company also requested and obtained approval of the reorganization from the State of Illinois Department of Insurance.